Exhibit 99.1
PRESS RELEASE
INX Schedules Financial Results Announcement, Updates 4th Quarter Guidance and Comments on Recent Business Trends
HOUSTON—(BUSINESS WIRE)—February 11, 2008—INX Inc. (Nasdaq: INXI; the “Company”; or “INX”) announced today the scheduling of its announcement of financial results for its 4th quarter and year ended December 31, 2007, provided updated financial guidance for its 4th quarter ended December 31, 2007, and commented on recent trends in its business.
SCHEDULED FINANCIAL RESULTS ANNOUNCEMENT AND CONFERENCE CALL:
The Company intends to announce financial results for its 4th quarter and year ended December 31, 2007 via press release and Form 8-K filing at approximately 4:05 p.m. Eastern Standard Time on Thursday, March 6, 2008.
An investor conference call is scheduled to begin at 4:30 p.m. Eastern Standard Time on March 6, 2008 to present the results and the Company’s updated outlook as well as provide an opportunity to answer investors’ questions in a public format.
James Long, Chairman and Chief Executive Officer; Mark Hilz, President and Chief Operating Officer; and Brian Fontana, Chief Financial Officer, are scheduled to be on the call to discuss the quarter’s results and answer investors’ questions.
The conference call will begin promptly at the scheduled time. Investors wishing to participate should call the telephone number at least five minutes prior to that time.
To access the conference call within the U.S., dial 877-809-2547. For international/toll access, dial 706-634-9510. The conference call will begin promptly at the scheduled time. Investors wishing to participate should call the telephone number at least five minutes prior to that time.
A slide presentation related to the information that will be presented on the call will be available for viewing during the conference call. To access the presentation via the web, participants should access www.inxi.com/Webcasts/Q407call at least ten (10) minutes prior to the call and log in to ensure web browser compatibility. Following the call, the above link will provide investors with the ability to access the presentation and listen to the conference call.
Beginning approximately one hour after the end of the conference call and ending on April 4, 2008, a replay of the conference call will be accessible by calling either 800-642-1687 from within the U.S., or 706-645-9291 for international/toll access. The replay of the conference call will also be available by the following morning, and until at least April 4, 2008, for listening via the Internet from the Company’s web site at www.inxi.com/Webcasts/Q407call.
UPDATED FINANCIAL GUIDANCE AND RECENT BUSINESS T RENDS:
Given the recent material uncertainty and volatility in financial markets and the recent volatility in trading in the shares of the Company’s Common Stock, the Company has decided to provide investors with updated guidance for its 4th quarter ended December 31, 2007 and comment on the recent trends in its business. The expectations for financial results set forth herein are the Company’s current expectations for such results, but are preliminary and are subject to the completion of the Company’s year-end audit. Please review the Safe Harbor Statement contained herein.
For the 4th quarter ended December 31, 2007 the Company currently expects:
•	Total revenue of approximately $57 million, a year-over-year increase of approximately 25%.

•	Product revenue of approximately $49 million, a year-over-year increase of approximately 23%.

•	Service revenue of approximately $8 million, a year-over-year increase of approximately 33%.

•	Year-over-year organic revenue growth, excluding revenues from the recent Select, Inc. acquisition, of approximately 4%, 0% and 26% for total revenue, product revenue and service revenue, respectively.

•	Gross margin on both product revenue and service revenue within the company’s long-term target ranges of 15%-19% for product revenue and 30%-35% for service revenue.

•	Operating profit margin of approximately 2% for the period.
Regarding the updated 4th quarter guidance, James Long, INX’s Chairman and CEO, stated, “4th quarter spending is typically a back-end loaded quarter in terms of product revenue due to year-end spending habits of customers. The month of December was weaker in terms of product sales relative to historical 4th quarter customer spending patterns we have observed. Even though product revenue came in below our expectations for the quarter, we still expect record total revenue, product revenue, service revenue, gross profit, and operating income for both the quarter and the full year, and we believe the Company’s overall performance was reasonable in the face of what appears to have been a somewhat cautious customer spending environment towards the end of the quarter.”
Providing further details on the Company’s expected 4th quarter results and recent financial trends, Brian Fontana, the Company’s Chief Financial Officer, stated, “Historically, December has typically been the strongest month of our 4th quarter, with December having accounting for between 39% and 44% of 4th quarter product revenue in the prior three years. For the 4th quarter of 2007, December made up only 36% of total product revenue for the quarter, which was a result of lower than expected product order bookings in December combined with some slippage of recognized product revenue into January due to product shipment delays. Product order bookings data reflects both the slippage of certain product orders booked in the fourth quarter into January as well as the cautious customer spending environment towards the end of the quarter. 4th quarter product order bookings increasing over 40% year-over-year compared to recognized product revenue growth for the quarter of only 23% year-over-year, reflecting slippage of some of the 4th quarter product order bookings into the 1st quarter. The book/bill ratio was 1.07 for the 4th quarter for product orders. Product order bookings for the month of December made up only 27% of the total 4th quarter order bookings, compared to a three year historical trend of December being the strongest month of the 4th quarter for product order bookings, clearly indicating a slowdown in customer spending activity towards the end of the quarter. Looking at the most recent data we have available to judge business activity, product order bookings for the month of January 2008 totaled $20.0 million, a year-over-year increase of approximately 25%, and excluding our recent Select, Inc. acquisition, increased approximately 15% organically. We expect the balance sheet at December 31, 2007 to reflect cash of approximately $9.3 million, and we expect cash, net of debt, to be approximately $1 million higher as compared to September 30, 2007, an increase in net cash of approximately 50% from the approximate $2.0 million level at September 30, 2007. I would also like to take this opportunity to communicate to investors the fact that based on our consistent profitability during 2007 and expected future profitability; we expect to begin recording, for book purposes, federal income tax at an effective tax rate of approximately 42% beginning in 2008. Because we have a net operating loss carryforward for federal income tax purposes, this income tax expense will be a non-cash expense until the Company fully uses its net operating loss carryforward.”
Commenting on trends in the business, Mark Hilz, the Company’s President and COO, stated, “As Cisco announced last Wednesday during their quarterly conference call, and as can probably be logically concluded from recent widely reported evidence of an economic slowdown, some customers began to defer or delay projects towards the end of the 4th quarter and into the current first quarter thus far. Because business balance sheets are generally healthy and because the solutions that we provide to customers provide long-term cost-savings and productivity improvements, we believe spending by enterprise organizations will improve as interest rates decline and as the widely expected Federal Government stimulus package, which includes provisions to promote capital spending by business organizations, is enacted. Industry trends continue to favor strong growth for many years to come in the advanced technologies segments of the IP networking industry that INX has always been focused on, and which are the fastest growing segments of the networking industry. The macro trend of the network becoming the platform for all enterprise communications is a trend that we do not believe will be stopped by an economic slowdown. Unified communications, network security, IP-network-based storage, video-over-IP and virtualization of the datacenter are all major trends that continue to compete very favorably against other areas of information and communications technology for enterprise capital spending.”
Regarding the recent trends in the Company’s business, Mr. Long added, “In spite of certain customers delaying moving forward with projects recently, product order bookings, the best data available to us to judge near-term customer spending activity, showed reasonable growth for the most recent month of January, with 15% year-over-year organic growth. While we expect certain customers will continue to be apprehensive about moving forward with large capital expenditure projects during the first quarter based on broad media reporting of an expected economic slowdown, as has been the case for the last couple of months, we started off the first quarter with January product order bookings growth that we believe likely exceeded industry growth during the month of January. Interest rates that impact the cost of capital that certain of our customers utilize to purchase or lease the solutions that we provide have been recently and substantially reduced, and the pending Federal Government economic stimulus package, which is widely expected to be signed into law this week, provides for accelerated depreciation of capital expenditures by businesses, which will eliminate one of the factors that we believe has caused certain customers to temporarily delay moving forward with projects. We are optimistic that businesses will be become more inclined to move forward with projects over the upcoming several months than they have been over the past couple of months. We firmly believe that the world is still in the early stages of a transition to the IP network as the platform for virtually all business communications. Demand for increased network bandwidth will continue to grow due to rapidly growing use of video over the IP network, and we believe such growth will continue irrespective of a decrease in economic activity. We also believe the trend of substantial growth in IP telephony, IP-connected network data storage and data center virtualization will continue irrespective of a slowdown in economic growth because there are substantial long-term cost savings and productivity improvements to organizations from deploying these technologies. We believe INX is uniquely well positioned to take advantage of the way the IP network is becoming the platform for all business communications. Because of recently increased economic uncertainty and financial market volatility, INX will enhance transparency to investors designed to provide investors with information on near-term business activity. On March 6th, at the conclusion of the Company’s year-end audit, we will release final 4th quarter and full year results and provide enhanced near-term financial performance data, including disclosure of near-term product order bookings data and book/bill ratio data, which INX has not previously disclosed to investors, and will discuss the Company’s views on industry trends and the actions the Company is taking to capitalize on changes that are occurring in the industry, as well as provide the Company’s financial outlook for the second quarter and for 2008.”

SAFE HARBOR STATEMENT:
The statements contained in this document that are not statements of historical fact including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties. The Company’s current expectations for financial results for its 4th quarter ended December 31, 2007 set forth herein are based on preliminary, unaudited results and are subject to the completion of the Company’s year-end audit. Events and transactions of which the Company is not currently aware, if any, that relate to the Company’s 4th quarter ended December 31, 2007, if material, will have an impact on the final financial results, and therefore the actual final results may vary from the Company’s current expectations set forth in this press release, and it is possible that any such variance could be material. As always, the forward-looking statements related to the Company’s expectations for future economic, industry or Company activity or events set forth herein are subject to numerous risks and uncertainties, including but not limited to the risks and uncertainties set forth from time to time in the Company’s public statements and its’ most recent Annual Report filed with the SEC on Form 10-K for 2006, which the Company makes available on its web site in PDF format at www.INXI.com/Information/sec.asp. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The Company’s past results of operations are not necessarily indicative of its operating results for any future periods. All information in this press release is as of February 11, 2008, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.
ABOUT INX INC.:
INX Inc. (NASDAQ: INXI) is a network infrastructure professional services firm delivering best-of-class “Business Ready Networks” to enterprise organizations. We offer a full suite of Advanced Technology solutions that support the entire life-cycle of IP Communications systems. Services include design, implementation and support of IP network infrastructure for enterprise organizations including routing and switching, IP Telephony, messaging, wireless, network storage and security. Operating in a highly focused manner provides a level of expertise that enables us to better compete in the markets we serve. Our customers for enterprise-level Cisco-centric advanced technology solutions include large enterprises organizations such as corporations, public schools as well as federal, state and local governmental agencies. Because we have significant experience implementing and supporting the critical technology building blocks of IP Telephony systems and other IP Communications advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.INXI.com.
CONTACT:
INX Inc.
Brian Fontana
Chief Financial Officer
713-795-2000
Brian.Fontana@INXI.com